Exhibit 3.2

AGREEMENT OF LIMITED PARTNERSHIP
OF
MONROE CAPITAL ASSET-BACKED FINANCE COMPANY, LP

This LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of Monroe Capital Asset-Backed Finance Company, LP, a Delaware limited partnership (the “Partnership”), is dated as of January 6, 2026, by and between Monroe Capital Asset-Backed Finance Company GP, LLC, a Delaware limited liability company, as general partner (the “General Partner”), and the undersigned (herein, together with the General Partner, called the “Partners,” which term shall include any persons hereafter admitted to the Partnership and shall exclude any persons who cease to be Partners).

WHEREAS, the Partners formed the Partnership on January 6, 2026 pursuant to and in accordance with the statutes and laws of the State of Delaware relating to limited partnerships including, without limitation, the Delaware Revised Uniform Limited Partnership Act (as amended from time to time, the “Delaware Act”),

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL PROVISIONS

§ 1.01.       Partnership Name.

The name of the Partnership is Monroe Capital Asset-Backed Finance Company, LP.

§ 1.02.       Place of Business and Office; Registered Agent.The Partnership shall maintain a registered office at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The principal place of business of the Partnership shall be 155 North Wacker Drive, 35th Floor, Chicago, IL 60606, or such other place as the General Partner may determine. The name and address of the Partnership’s registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

§ 1.03.       Fiscal Year.The fiscal year of the Partnership (the “Fiscal Year”) for accounting and tax purposes shall be the calendar year. The General Partner is authorized to take such action as it may deem necessary or appropriate to adopt a Fiscal Year ending on any other date. The General Partner is also authorized to make all elections for tax or other purposes as it may deem necessary or appropriate in such connection, including the establishment and implementation of transition periods.

§ 1.04.       Admission of Additional General Partners.Additional general partners may be admitted to the Partnership only with the consent of each general partner remaining a general partner of the Partnership on and after the date of admission of any such additional general partner to the Partnership.

§ 1.05.       Limited Partner.The name and address of the limited partner (the “Limited Partner”) of the Partnership is Peter Gruszka, 155 North Wacker Drive, 35th Floor, Chicago, IL 60606. The Limited Partner was admitted to the Partnership upon forming the Partnership.

§ 1.06.       Liability of Partners.Except as provided herein or by the Delaware Act, the General Partner shall have the liabilities of a partner in a partnership without limited partners. The Limited Partner shall have no liability under this Agreement except as provided herein or by the Delaware Act.

The profits and losses of the Partnership shall be allocated among the Partners in accordance with Article IV of this Agreement. The Limited Partner shall not be liable for the repayment or discharge of the debts or obligations of the Partnership beyond the extent of the Limited Partner’s capital contributions.

§ 1.07.       Purposes of the Partnership.The purpose of the Partnership is to engage in any lawful act or activity for which limited partnerships may be organized under the Delaware Act.

§ 1.08.       Reliance by Third Parties.Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner as herein set forth.

ARTICLE II

MANAGEMENT AND OPERATIONS OF THE PARTNERSHIP

§ 2.01.       Management Generally.The management of the Partnership shall be vested exclusively in the General Partner. The Limited Partner shall have no part in the management or control of the Partnership and shall have no authority or right to act on behalf of the Partnership in connection with any matter.

§ 2.02.       Authority of the General Partner.The General Partner shall have the power on behalf and in the name of the Partnership to carry out any and all of the objects and purposes of the Partnership set forth in Section 1.07 and to perform all acts which it may deem necessary or advisable. Notwithstanding anything in this Agreement, the General Partner is hereby authorized to execute and deliver and document on behalf of the Partnership. In addition, the General Partner hereby authorizes Monroe Capital Management Advisors LLC (“Monroe”) to open and maintain accounts with banks, brokerage firms or other financial institutions in the name of the Partnership and Monroe may take all actions in connection therewith, including executing and delivering documents in the name of and on behalf of the Partnership.

The General Partner hereby delegates to Monroe the authority to designate one or more banks or similar financial institutions as depositories of the funds of the Partnership and to open, maintain and close general and special accounts with any such depositories and Monroe may take all actions in connection therewith, including executing and delivering documents in the name of and on behalf of the Partnership.

Each of the Partners agrees that all determinations, decisions and actions made or taken by the General Partner shall be conclusive and absolutely binding upon the Partnership, the Partners and their respective successors, assigns and personal representatives.

§ 2.03.       Delegation.The General Partner, in its capacity as general partner of the Partnership, may delegate to Monroe the power and authority to take any and all actions in accordance with this Agreement on behalf of the Partnership.

§ 2.04.       Tax Status and Tax Matters Partner.If the Partnership has (or is deemed to have) only one owner for U.S. federal income tax purposes, the Partnership shall be treated as a disregarded entity for U.S. federal income tax purposes.

If the Partnership has (or is deemed to have) more than one owner for U.S. federal income tax purposes, the Partnership shall be treated as a partnership for U.S. federal income tax purposes and the General Partner shall be the “partnership representative” for purposes of Section 6223(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The General Partner shall have all of the rights, duties, powers and obligations provided for in Sections 6221 through 6232 of the Code, and any successor provision, with respect to the Partnership. To the extent permitted by law, each Partner agrees not to treat any Partnership item inconsistently on such Partner’s income tax return with the treatment of the item on the Partnership’s tax and/or information returns and to waive its rights to participate in any administrative or judicial proceeding with respect to the determination of the taxable income of the Partnership.

§ 2.05.       Organizational Expenses.The General Partner shall be solely responsible for the expenses of organizing the Partnership.

ARTICLE III

CONTRIBUTIONS

§ 3.01.       Capital Contributions.Partners shall make capital contributions to the Partnership in such amounts and at such times as they shall mutually agree.

§ 3.02.       Capital Accounts.A separate account (“Capital Account”) shall be established for each Partner and maintained in accordance with appropriate tax and accounting laws, rules and regulations, as determined by the General Partner.

§ 3.03.       Return of Limited Partner’s Contribution.If the General Partner admits one or more Additional Limited Partners (as defined below) into the Partnership as permitted by Article VII hereof, the General Partner shall return to the Limited Partner its capital contribution, if any, without interest thereon or deduction therefrom.

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

§ 4.01.       Allocation of Income and Loss.All net income and losses of the Partnership shall be allocated to the Partners on a pro rata basis in accordance with their capital contributions, unless otherwise reasonably determined by the General Partner. Whenever a proportionate part of the Partnership’s net income and losses is allocated to a Partner, every item of income, gain, loss, deduction and credit entering into the computation of such income or loss for the applicable period shall be allocated to such Partner in the same proportion, unless otherwise reasonably determined by the General Partner.

§ 4.02.       Distributions.The distribution of any cash amounts allocated to the Partners (other than cash from capital contributions) shall, subject to the sole discretion of the General Partner, generally be made in the same manner as the allocation of income. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall make a distribution to a partner of the Partnership on account of such partner’s interest in the Partnership if such distribution would violate the Delaware Act or other applicable law.

ARTICLE V

DURATION

§ 5.01.       Term. The Partnership’s term commenced on the date on which the certificate of limited partnership of the Partnership was filed with the Secretary of State of the State of Delaware and shall continue for an indefinite period unless dissolved earlier as set forth herein. The Partnership shall dissolve, and its affairs shall be wound up upon the first to occur of the following, upon (i) the determination by the General Partner in writing that the Partnership should be dissolved, (ii) an event of withdrawal of the General Partner has occurred under the Delaware Act, unless the business of the Partnership is continued without dissolution in accordance with the Delaware Act, (iii) an entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Delaware Act or (iv) at any time that there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Delaware Act. In the event of dissolution, the Partnership shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Partnership in an orderly manner), and the assets of the Partnership shall be applied in the manner, and in the order of priority, set forth in the Delaware Act. The Partnership shall terminate when (i) all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership shall have been distributed to the Partners in the manner provided for in this Agreement and (ii) the Certificate of Limited Partnership of the Partnership shall have been canceled in the manner required by the Delaware Act.ARTICLE VI

ARTICLE VI

TRANSFERABILITY OF PARTNERSHIP INTERESTS

§ 6.01.       No Partner may sell, exchange, transfer, assign, pledge, hypothecate or otherwise dispose of all or any part of its interest in the Partnership without the consent of the General Partner. The transferee of a limited partner shall be admitted to the Partnership as a limited partner of the Partnership upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If a limited partner transfers all of its limited partner interest in the Partnership pursuant to this Article VI, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor limited partner shall cease to be a limited partner of the Partnership. Notwithstanding anything in this Agreement to the contrary, any successor to a limited partner by merger or consolidation shall, without further act, be a limited partner hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Partnership shall continue without dissolution. The transferee of a general partner shall be admitted to the Partnership as a general partner of the Partnership upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If a general partner transfers all of its general partner interest in the Partnership pursuant to this Section, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor general partner shall cease to be a general partner of the Partnership. The parties hereto agree that following such an assigning general partner ceasing to be a general partner of the Partnership in accordance with this Agreement, any remaining general partners of the Partnership, including a substitute general partner, are hereby authorized to, and shall, continue the business of the Partnership without dissolution. Notwithstanding anything in this Agreement to the contrary, any successor to a general partner by merger or consolidation shall, without further act, be a general partner hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Partnership shall continue without dissolution.

ARTICLE VII

ADMISSION AND RETIREMENT OF LIMITED PARTNERS

§ 7.01.       The General Partner may cause the Partnership to admit additional limited partners of the Partnership (“Additional Limited Partners”) at any time. Simultaneously with admission of the first such Additional Limited Partner, the Limited Partner shall cease to be a limited partner of the Partnership and the General Partner shall return its capital contribution to it, as set forth in Section 3.03.

ARTICLE VIII

MISCELLANEOUS

§ 8.01.       Amendments to the Agreement.This Agreement may not be changed or amended by the General Partner without the consent of the Limited Partner prior to the withdrawal of the Limited Partner from the Partnership; provided that the Limited Partner hereby consents to any change or amendment to, or restatement of, this Agreement approved by the General Partner which (a) does not adversely affect the Limited Partner or (b) becomes effective on or after the date of its withdrawal as a limited partner from the Partnership.

§ 8.02.       Governing Law; Severability.This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In particular, it shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Delaware Act. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under said Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire agreement. In that case, this Agreement shall be construed to the extent permitted by applicable law so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

§ 8.03.       Power of Attorney.The Limited Partner does hereby constitute and appoint the General Partner as its true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign and file any such instruments, documents and certificates which may from time to time be required by the laws of the United States of America, the State of Delaware or any other state in which the Partnership shall determine to do business or any political subdivision or agency thereof, to effectuate, implement and continue the valid and subsisting existence or qualification to do business of the Partnership or in connection with any tax returns, filings or related matters or in relation to any admissions of any additional limited partners in accordance with the terms of this Agreement. Such representatives and attorneys-in-fact shall not, however, have any right, power or authority to amend or modify this Agreement when acting in such capacities. The power of attorney granted hereby is coupled with an interest and shall continue in full force and effect notwithstanding the subsequent death, bankruptcy, incompetence or dissolution of any Limited Partner.

Except as otherwise specifically provided herein, the powers of attorney granted herein shall not in any manner revoke in whole or in part any power of attorney that the undersigned previously has executed. This power of attorney shall not be revoked by any subsequent power of attorney the undersigned may execute, unless such subsequent power specifically refers to this power of attorney or specifically states that the instrument is intended to revoke all prior powers of attorney.

§ 8.04.       Counterparts.Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

ARTICLE IX

SERIES

§ 9.01.       Series.Notwithstanding any provision of this Agreement, at any time and from time to time, the General Partner, in its sole discretion, has the power and authority to (i) form separate registered series of partnership interests in the Partnership within the meaning of Section 17-221 of the Delaware Act and (ii) convert any Series formed as a registered series to a protected series. For purposes of this Agreement, a “Series” means any separate registered series of partnership interests in the Partnership formed pursuant to Section 17-221 of the Delaware Act. A Series shall be formed upon the filing by the General Partner of a Certificate of Registered Series for such Series with the Secretary of State of the State of Delaware. The formation of any such Series shall not require the consent of any other person or entity notwithstanding anything in this Agreement. Notwithstanding anything in this Agreement, the General Partner may, without the consent of any other person or entity, take any action necessary to amend this Agreement to reflect the conversion of a Series to a protected series, and the General Partner may file, as applicable, any certificates of conversion of registered series to protected series, in order to effect any such conversion of a registered series to a protected series. Except as otherwise expressly set forth herein, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series (or the general partner associated with such Series) only, and not against the assets of the Partnership generally or any other Series (or any general partner not associated with such Series), and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Partnership generally or any other Series shall be enforceable against the assets of such Series (or any general partner associated with such Series who is not also general partner of the Partnership generally or the general partner associated with such other Series, as the case may be).

The records maintained for each Series shall account for the assets associated with such Series separately from the other assets of the Partnership, or any other Series, and assets associated with a Series may be held, directly or indirectly, including in the name of the Series or in the name of the Partnership, through a nominee or otherwise. Records maintained for a Series that reasonably identify its assets, including by specific listing, category, type, quantity, computational or allocational formula or procedure (including a percentage or share of any asset or assets) or by any other method where the identity of the assets is objectively determinable, will be deemed to account for the assets associated with the Series separately from the other assets of the Partnership or any other Series. Notwithstanding the foregoing, a Series may agree to be liable, including jointly and severally liable, for the obligations of one or more other Series and/or of the Partnership generally, and the Partnership may agree to be liable, including jointly and severally liable, for the obligations of one or more Series. If the General Partner so determines, the General Partner may allocate any assets, debts, liabilities, expenses or other obligations of the Partnership acquired or incurred by the Partnership generally among one or more Series in such percentages and proportions as the General Partner may determine in its sole discretion. The Certificate of Limited Partnership of the Partnership shall contain a notice of the limitation of liabilities of the Series in conformity with Section 17-221 of the Delaware Act. Each provision of this Agreement and each reference herein to the “Partnership” may, except as otherwise expressly provided, be interpreted to mean “the Partnership (including each Series thereof)” or “the Partnership (including any Series thereof)” where the context permits or requires such interpretation, each reference to the “Partnership” may be interpreted on a Series-by-Series basis where context permits or requires such interpretation, and each reference to a “Series” may be interpreted as a reference to the “Partnership generally” where the context permits or requires such interpretation, in each case, as determined by the General Partner in its good faith discretion.

Any Series shall be dissolved, and such Series’ affairs shall be wound up at any time upon (i) the determination by the General Partner in writing that such Series should be dissolved, (ii) any event of withdrawal of the General Partner under the Delaware Act unless the business of the Series is continued without dissolution in accordance with the Delaware Act, (iii) the entry of a decree of judicial dissolution of such Series under Section 17-221 of the Delaware Act, and (iv) the dissolution of the Partnership. The dissolution and winding up of a Series shall not, in it of itself, cause a dissolution of the Partnership or the dissolution of any other Series. The dissolution of a Series shall not affect the limitation on liabilities of such Series or any other Series provided by this Agreement and the Delaware Act. Dissolution of a Series shall be effective on the day of the event of dissolution, but such Series shall not terminate until the assets of the Series have been distributed in accordance with this Agreement and the Certificate of Registered Series of such Series has been cancelled in accordance with the Delaware Act. Upon the dissolution of a Series, the General Partner shall proceed with the winding up of such Series, including the liquidation and distribution of the assets of the Series, and upon completion of the winding up of the Series shall, if applicable, have the authority to, and shall execute and file a certificate of cancellation of the Certificate of Registered Series of such Series in accordance with the Delaware Act and such other documents required to effect and evidence the dissolution and termination of such Series. Dissolution, payment of creditors and distribution of the assets of the Series shall be effected in accordance with the Delaware Act, and, after satisfaction of all of the debts, liabilities and obligations of such Series in accordance with the Delaware Act, the remaining assets of the Partnership shall be distributed to the Partners in the manner provided for in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have hereto set their hands as of the day and year first above written.

Monroe Capital Asset-Backed Finance Company GP, LLC
as General Partner

/s/ Peter Gruszka
Name:	Peter Gruszka
Title:	Authorized Person

Peter Gruszka
as Limited Partner

/s/ Peter Gruszka

[Signature Page – Monroe Capital Asset-Backed Finance Company, LP, Limited Partnership Agreement]